United States
Securities And Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 2, 2009
Lodgian, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-14537	52-2093696
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)
3445 Peachtree Road, N.E., Suite 700
Atlanta, GA 30326
(Address of principal executive offices)
(404) 364-9400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
On October 2, 2009, Lodgian, Inc. (the “Company”) issued a press release containing information regarding its results of operations, financial condition and liquidity. The press release is furnished as Exhibit 99.1 to this report and incorporated herein by reference.
Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
On October 2, 2009, the Company announced that, as of this date, it had failed to reach an agreement with the special servicer of $45.6 million of its mortgage indebtedness previously scheduled to mature on July 1, 2009 and is now in default on this debt. The maturity date of the debt had been extended from July 1, 2009 to October 1, 2009 pursuant to two previous short-term extensions. The mortgage indebtedness, which was originated in June 2004 by Merrill Lynch and securitized in the collateralized mortgage-backed securities market, is referred to by the Company as Merrill Lynch Fixed Rate Pool #3 and is secured by six hotels. The Merrill Lynch Fixed Rate Pool #3 is now in default and the lender may accelerate repayment of the loan and begin foreclosure proceedings, although it has not yet done so. The loan bears interest at a fixed rate of 6.58% and is non-recourse to the Company. Unless an agreement with the special servicer of the Merrill Lynch Fixed Rate Pool #3 is reached in the near-term, the Company intends to return the six hotels to the lender in full satisfaction of the mortgage debt, as cash flows from the six hotels securing the indebtedness are insufficient to meet the related debt service obligations.
Item 8.01. Other Events.
On October 2, 2009, the Company also announced that it has stopped servicing $16.3 million of its mortgage indebtedness secured by the Crowne Plaza in Worcester, Massachusetts. The Company announced that on a trailing twelve month basis, cash flow from the hotel was not sufficient to service the debt on the property, and as a result, on September 11, 2009, the Company did not make a required payment. The Company is now in default on this mortgage debt, and the lender may accelerate repayment of the loan. This mortgage debt bears interest at 6.04%, matures in February 2011 and is non-recourse to the Company. The Company does not expect further negotiation with the special servicer of the mortgage debt and intends to convey the Crowne Plaza in Worcester, Massachusetts to the lender in full satisfaction of the debt.
In addition, on October 2, 2009, the Company announced that it is conducting an on-going review of its remaining portfolio and may determine to convey additional hotels securing certain indebtedness to the lenders in the future. The Company continues to focus on reducing costs, both within the corporate office and in the field. These cost reductions include corporate overhead initiatives anticipated to result in approximately $1.5 million of annualized reductions in 2009 and cost reductions in the field anticipated to result in annualized cost reductions of approximately $3.7 million in 2009.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
Exhibit 99.1   Press Release dated October 2, 2009.
Cautionary Note Regarding Forward-looking Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding the Company’s expectations regarding returning certain hotels to lenders, anticipated cost reductions, optional maturity extensions, property dispositions, future financial position, business strategy, projected performance and financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict. Such factors include, but are not limited to, the effects of regional, national and international economic conditions, our ability to refinance or extend maturing mortgage indebtedness, competitive conditions in the lodging industry and increases in room supply, requirements of franchise agreements (including the right of franchisors to immediately terminate their respective agreements if we breach certain provisions), our ability to complete planned hotel dispositions, the ability to realize anticipated cost reductions, the effects of unpredictable weather events such as hurricanes, the financial condition of the airline industry and its impact on air travel, the effect of self-insured claims in excess of our reserves and our ability to obtain adequate insurance at reasonable rates, and other factors discussed under Item IA (Risk Factors) in the Company’s Form 10-K for the year ended December 31, 2008, and as updated in its Forms 10-Q for the quarters ended March 31 and June 30, 2009. The Company assumes no duty to update these statements.
Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lodgian, Inc.
Dated: October 8, 2009	By:	/s/ James A. MacLennan
James A. MacLennan
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated October 2, 2009.